***** Certain information on this page has                      EXHIBIT 10.24
      been omitted and filed separately with the
      Securities and Exchange Commission. Confidential           REDACTED FOR
      treatment has been requested with respect                CONFIDENTIALITY
      to the omitted portions.



                             CONFIDENTIAL TREATMENT
                                   REQUESTED

               The asterisked portions of this document have been
           omitted and are filed separately with the Securities and
                              Exchange Commission

                            COLLABORATIVE AGREEMENT


                                    between



                          INCYTE PHARMACEUTICALS, INC


                                      and


                                 DIADEXUS, LLC

     This Agreement is entered into as of February 17, 2000 by and between diaDexus, a Delaware limited liability company ("diaDexus"), having its principal place of business at 3303 Octavius Drive, Santa Clara, California 95054, and Incyte Pharmaceuticals, Inc., a Delaware corporation ("Incyte"), having its principal place of business at 3160 Porter Drive, Palo Alto, CA 94304, and shall be retroactive to September 2, 1997, (the "Effective Date").

                                    RECITALS

     WHEREAS Incyte owns or has rights in certain patent rights and know-how regarding certain high-throughput partial cDNA sequencing, cloning, and data analysis technologies; and

     WHEREAS, Incyte has compiled and is compiling, and owns certain information and data regarding certain cDNAs in confidential databases which may be useful in the study of biological phenomena; and

     WHEREAS, Incyte owns, or has rights in, certain patent rights and know-how regarding certain genomic DNAs, cDNAs as well as certain of the proteins they encode; and

     WHEREAS, diaDexus desires to extend, expand, and replace the existing Collaborative LiveSeq and PathoSeq Agreements between Incyte and diaDexus dated 2 September 1997;

     WHEREAS, diaDexus desires to obtain extended and expanded access to Incyte's LifeSeq(R) Database Product(s) (as defined below), and to obtain licenses to use Incyte's patent rights and know-how under the LifeSeq(R) Database Products, to conduct research and development of diagnostics and pharmaceuticals, as specified herein.

NOW, THEREFORE, the Parties agree as follows:


1.0 DEFINITIONS

The following terms shall have the following meanings:

1.1 "Access Term": shall mean the period commencing on the Effective Date and ending on September 2, 2003, during which diaDexus shall have access to the LifeSeq(R) Database Product(s) under the terms and conditions of this Agreement.

1.2 "Annotation Information" shall mean the information associated with individual cDNAs contained in each and/or all of the LifeSeq(R) Database Product(s), as applicable including, but not limited to, tissue expression information, homology information, gene cluster identifiers, etc.

1.3 "Antisense Field of Use" shall mean the treatment or prevention of any disease, state or condition in humans by use of one or more oligonucleotides or modified oligonucleotides which bind either (i) to mRNA to block the translation of mRNA in vivo to inhibit, prevent and/or alter protein production, or (ii) to DNA to prevent the transcription of DNA into the mRNA copy of the gene in vivo. The Antisense Field of Use does not include the sale or license to third parties of Database Information or Gene Product(s) as research tools, or the use of Database Information or Gene Product(s) to develop database products or services for sale or license to third parties.

1.4 "Antisense Product(s)" shall mean oligonucleotides or modified oligonucleotides derived from or targeted to Gene Product(s) for use in the Antisense Field of Use.

1.5 "cDNA Clone" shall mean an individual plasmid vector and cDNA insert, which cDNA insert is usually a partial gene, and not necessarily a full length gene.

1.6 "Coding Sequence" shall mean the complete DNA sequence of those regions within a gene that encode amino acids, i.e., the DNA sequence that would be found between the initiation codon and the stop codon in a full-length cDNA clone of mRNA transcribed and spliced from the gene.

1.7 "Database Information" shall mean all or any part of the Annotation Information and DNA sequence Information which is contained in each and/or all of the LifeSeq(R) Database Product(s), as applicable.

1.8 "Designated Gene Product" shall mean a given Gene Product which is selected for research and development, or other use by diaDexus in accordance with the terms and conditions of this Agreement, and is "Used by diaDexus", as defined below, during the Access Term.

1.9  "diaDexus" shall mean diaDexus, LLC and its Affiliates.

1.10 "diaDexus Affiliates" shall mean any corporation, firm, partnership, or other legal entity, which is directly or indirectly owned or under common ownership by diaDexus to the extent of which the common stock or other equity ownership thereof is one hundred percent (100%) owned by diaDexus; provided however, that where local laws require a minimum percentage of local ownership, the status of diaDexus Affiliate will be established if diaDexus directly or indirectly owns or controls one hundred percent (100%) of the maximum ownership percentage that may, under such local laws, be owned or controlled by foreign interests.

1.11 "Diagnostic Field of Use" shall mean the use of Designated Gene Products for the development, commercialization and use of Validated Markers for (a) the diagnosis and/or monitoring of any disease, state or condition in humans, (b) the selection of a method of treatment of any disease state or condition in humans (including side effects of therapeutic treatments), (c) the assessment of prediction of responses in humans to a drug or other method of treating a disease, including without limitation the determination of efficacy and the toxicity of drug(s), provided, however, that the Diagnostic Field of Use does not include the commercialization of multi-gene diagnostic products or services (e.g. multi-gene diagnostic products or services) using more than twenty (20) Validated Markers, unless such Validated Markers are proteins even if not Regulatory Approved. The Diagnostic Field of Use does not include the sale or license to third parties of Database Information or Gene Product(s) as research tools, or the use of Database Information or Gene Product(s) to develop database products or services for sale or license to third parties. For the purposes of this Agreement, the rights of diaDexus to do diagnostics testing for research purposes shall be for rDx Kits and rDx Services as defined in the Collaboration and License Agreement among Incyte, diaDexus and Smith Kline Beecham. Notwithstanding the foregoing sentence, the Diagnostic Field of Use shall include the right to sell or license information or software necessary for the analysis or interpretation of tests involving the use of Validated Markers.

1.12 "Diagnostic Product(s)" shall mean any product directed to or service derived from Gene Product(s) for use in the Diagnostic Field of Use.

1.13 "DNA Sequence Information" shall mean nucleotide sequences incorporated into the LifeSeq(R) Database Product(s) provided by Incyte to diaDexus pursuant to this Agreement.

1.14 "Drug Product(s)" shall mean compositions of matter which are ligands or inhibitors of Gene Product(s). These include small molecules and antibodies (including Therapeutic Antibodies) which are agonists, inverse agonists, antagonists, and/or modulators of Gene Product(s) for use in the treatment of any disease, state or condition in humans; provided, however, that Drug Product(s) shall not include Therapeutic Protein Product(s) or Antisense Product(s).

1.15 "Full Length Clone" shall mean, with respect to a given gene, a specific, purified cDNA Clone developed or acquired by Incyte, containing the Coding Sequence of such gene.

1.16 "Full Length Contig" shall mean, with respect to a given gene, DNA Sequence Information contained in the LifeSeq(R) Database Product(s) that corresponds to the Coding Sequence of such gene.

1.17 "Gene Product(s)" shall mean (i) all Database Information and any cDNA Clone(s) corresponding to a given gene, provided to diaDexus in accordance with and during the term of this Agreement, and (ii) products or materials that are directly developed or directly derived therefrom by diaDexus i.e., partial cDNAs, genes, full length cDNAs corresponding thereto, RNAs, peptides, polypeptides and proteins encoded thereby.

1.18 "Incyte Know-How" shall mean the information, software, data, biological materials and/or other materials consisting of or directly and solely relating to Database Information which is (a) proprietary to Incyte either at the time of disclosure to diaDexus or at time of Use By diaDexus and (b) not known to diaDexus, all to the extent and only to the extent that Incyte has the right to grant licenses, immunities or other rights to diaDexus thereunder; provided, however, that Incyte Know-How shall exclude Incyte Patent Rights and all know-how arising under Incyte Proprietary Programs; and further provided that genomic DNA sequence information which is part of the public domain or was already Known to diaDexus does not render cDNA Database Information non-proprietary or non-confidential except to the extent that such genomic DNA sequence information has been specifically and materially established by diaDexus as exon region(s) (i) via standard molecular biology laboratory techniques, or (ii) through the use of a suitable computer algorithm with subsequent confirmation through laboratory research, as can be demonstrated by diaDexus.

1.19 "Incyte Patent Rights" shall mean the patents and/or patent applications owned or controlled by Incyte which (i) claim the composition of matter of Gene Product(s) and/or (ii) arise solely from the generation of Database Information and claim the use of Gene Product(s) with respect to Product(s), throughout the world, as well as reissues, reexaminations, divisionals, provisionals, continuations or continuations-in-part thereof or therefor, all to the extent and only to the extent Incyte has the right to grant licenses, immunities or other rights thereunder; provided, however, that Incyte Patent Rights shall exclude all patent rights arising under Incyte Proprietary Programs.

1.20 "Incyte Proprietary Program(s)" shall mean an internal research and development program of Incyte which involves investment by Incyte intended to develop discoveries, inventions, data or information (whether or not patentable) beyond that consisting of Database Information. Incyte Proprietary Programs are independent of those services regularly performed by Incyte to produce or generate DNA Sequence Information and Annotation Information intended to be released to the LifeSeq(R) Database Product(s).

1.21 "Incyte Technology" shall mean, collectively, Incyte Know-How and Incyte Patent Rights.

1.22 "Installation Site" shall mean the research facilities of diaDexus, at the above specified address.

1.23 "Lead/Product Development" shall mean formal preclinical studies under controlled condition, such as Good Laboratory Practice (GLP) conditions.

1.24 "LifeSeq(R) Gold Database" shall mean the version of Incyte's LifeSeq(R) Gold database of human Annotation Information, DNA Sequence Information and related software and documentation, most recently made available by Incyte to its nonexclusive subscribers for that database as of the Effective Date, as described in Exhibit B, and all additions, enhancements and modifications to that database made by Incyte and provided by Incyte on a nonexclusive basis to its subscribers for that database without additional charge. In no event, however, shall the foregoing be construed to permit Incyte to charge diaDexus for additions, enhancements and modifications to the database that do not represent substantial and material increases in such database's functionality.

1.25 "LifeSeq(R) Database Product(s)" shall mean the "LifeSeq(R) Gold Database, the LifeTools(TM) Product and the PathoSeq(R) Database as defined herein in Exhibits B, C, and D.

1.26 "LifeSeq Subscriber" shall mean any organization that is listed in Appendix F, which list shall be updated periodically by Incyte.

1.27 "LifeTools(TM) Product" shall mean the version of Incyte's set of proprietary software products providing sequence-analysis and data-management tools for handling complex genomic information from multiple sources most recently made available by Incyte to its nonexclusive subscribers for that database as of the Effective Date, together with related software and documentation, as described in Exhibit C, and all additions, enhancements, and modifications to those software products made by Incyte and provided by Incyte on a nonexclusive basis to its customers for those software products without additional charge. In no event, however, shall the foregoing be construed to permit Incyte to charge diaDexus for additions, enhancements and modifications to those software products that do not represent substantial and material increases in such software products' functionality.

1.28 "Net Sales" shall mean with respect to each given country, invoiced sales by diaDexus or it sublicensees on all sales of Product (in final form for end use) to an unaffiliated third party (whether an end-user, a distributor or otherwise), and exclusive of intercompany transfers or sales, less the following deductions from such gross amounts which are actually incurred, to the extent that they are reasonable and customary.

       (a) credits or allowances actually granted for damaged Products, returns, recalls or rejections of Product and retroactive price reductions or rebates;

       (b) freight, postage, shipping, customs duties, tariffs, excises and insurance charges;

       (c) normal and customary trade, cash and quantity discounts, allowances and credits;

       (d) sales, value added or similar taxes measured by the billing amount, when included in billing;

       (e) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers;

       (f) commissions paid to third parties other than sales personnel and sale representatives or sales agents; and

      (g) rebates (or equivalents thereof) granted to or charged by national, state or local governmental authorities in countries other than the United States.

      In the event a Product is sold in the form of a Combination Product, Net Sales from such Combination Product, for purposes of determining royalty payments, shall be determined by multiplying the actual Net Sales of such Combination Product during the applicable royalty reporting period, by the fraction A/(A+B) where: A is the average sale price of the Product contained in the Combination Product: when sold separately by diaDexus or sublicensee; and B is the average sale price of the other product(s) included in the Combination Product when sold separately by diaDexus or sublicensee, in each case during the applicable royalty reporting period or if sales of both the Product and/or other products did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other product(s) included in the Combination Product, Net Sales for the purpose of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction of C/C+D where C is the fair market value of the Product and D is the fair market value of all other active compounds and/or active ingredients included in the Combination Product. In such event Incyte and diaDexus shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product and all other active compounds and/or active ingredients included in the Combination Product. For the purposes of the definition of Net Sales, "Combination Product" shall mean a product which comprises two (2) or more active ingredients at least one (1) of which is a Product, wherein an "active ingredient" is a biologically active ingredient which causes one or more of the direct clinical therapeutic effects for which the Product is intended (or diagnostic results in the case of a Diagnostic Product), and excluding diluents, vehicles, drug delivery systems, adjuvants or other ingredients which do not by themselves have such therapeutic effect(s).

1.29 "PathoSeq(R) Database" shall mean the version of Incyte's PathoSeq(R) database of microbial DNA Sequence Information and related software and documentation, most recently made available by Incyte to its nonexclusive subscribers for that database as of the Effective Date, as described in Exhibit D and all additions, enhancements and modifications to that database made by Incyte and provided by Incyte on a nonexclusive basis to its subscribers for that database without additional charge. In no event, however, shall the foregoing be construed to permit Incyte to charge diaDexus for additions, enhancements and modifications to the database that do not represent substantial and material increases in such database's functionality.

1.30 "Phase III Clinical Trial" shall mean that portion of the clinical development program which provides for the continued trials of a specific Drug Product, Antisense Product, and/or Therapeutic Protein Product on sufficient numbers of patients to establish the safety and efficacy of such Drug Product, Antisense Product, and/or Therapeutic Protein Product to a standard consistent with that necessary to support Regulatory Approval required to market and sell the Drug Product, Antisense
      Product, and/or Therapeutic Protein Product for the applicable indication(s) in any country in the world.

1.31 "Product(s)" shall mean Drug Product(s), Diagnostic Product(s), Antisense Product(s) and/or Therapeutic Protein Product(s), singly or in combination as applicable.

1.32 "Product Development Milestone" shall mean (i) in the case of a small-molecule Drug Product, the successful configuration of an assay for drug screening; (ii) in the case of a Therapeutic Antibody Product initiation of screening (iii) in the case of a Therapeutic Protein Product or Antisense Product, initiation of studies in animals using recombinant protein the purpose of which is to provide supporting evidence for the efficacy of the Therapeutic Protein Product or Antisense Product in an animal model of a human disease.

1.33 "Regulatory Approval" shall mean, with respect to any country in the world, applications or approvals of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the lawful manufacture, distribution, use, import, export or sale of Product(s) in such country.

1.34 "Research Field of Use" shall mean all internal research applications of Gene Product(s), associated with conducting research in the Diagnostic Field of Use, the Antisense Field of Use, the Therapeutic Field of Use and in the identification, development and commercialization of Drug Products. The Research Field of Use does not include the sale or license to third parties of Database Information or Gene Product(s) as research tools, or the use of Database Information or Gene Product(s) to develop database products or services for sale or license to third parties.

1.35 "Therapeutic Antibody" shall mean (a) a molecule containing four (4) polypeptide chains, consisting of two (2) identical light chains and two (2) identical heavy chains that are held together by disulfide bonds to form two (2) identical antigen binding sites or (b) any combination, fragment or altered form of an antibody containing at least one antigen binding site that could be used for a therapeutic purpose.

1.36 "Therapeutic Field of Use" shall mean the treatment or prevention of any disease, state or condition in humans by any means, (including without limitation, gene therapy and Vaccines), excluding the Antisense Field of Use. The Therapeutic Field of Use does not include the sale or license to third parties of Database Information or Gene Product(s) as research tools, or the use of Database Information or Gene Product(s) to develop database products or services for sale or license to third parties.

1.37 "Therapeutic Protein Product(s)" shall mean any product or service, including gene therapy and Vaccines, which uses a protein, peptide or polypeptide which is a Gene Product in the treatment or prevention of any disease, state or condition in humans, including gene therapy products; provided however, that Therapeutic Protein Product(s) does not include Antisense Product(s).

1.38 "Used or Use By diaDexus" shall mean the first use by diaDexus, of Database Information or a proprietary cDNA Clone obtained from Incyte hereunder, in each case which at the time of such use is either included in the Incyte Know-How or the Incyte Patent Rights, and provided that such first use by diaDexus meets any or all of the following criteria:

        (a) diaDexus requests and obtains from Incyte hereunder such cDNA Clone from the LifeSeq(R) Database Product(s) which contains DNA Sequence Information that partially or completely codes for a Gene Product; or

        (b) diaDexus uses such DNA Sequence Information to construct, synthesize or otherwise obtain a hybridization probe to isolate a nucleotide sequence that partially or completely codes for a Gene Product (e.g. a cDNA, RNA or genomic clone); or

        (c) diaDexus uses such DNA Sequence Information to synthesize or have synthesized a peptide or oligonucleotide (DNA or RNA) whose sequence is encoded by a Gene Product; or

        (d) diaDexus uses such DNA Sequence Information or such cDNA Clone in the identification of putative exon region(s) in genomic DNA sequence(s); or

        (e) such Database Information is specifically disclosed in a diaDexus patent or patent application.

1.39 "Vaccines" shall mean a prophylactic or therapeutic agent whose primary mode of action is the induction of a humoral and/or cell-mediated immune response directed against an antigen.

1.40 "Validated Marker(s)" shall mean Designated Gene Product(s) whose significance as indicators of either (a) the cause, history, stage, progression or prognosis of a disease, or (b) an actual or likely response to a drug that has been established by significant results from analysis of appropriate specimens from human preclinical or clinical studies.

1.41 "Valid Claim" shall mean a claim of an issued and unexpired Incyte Patent Right which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been lost through an interference proceeding.

2.0 ACCESS

2.1     Access to LifeSeq(R) Database Product(s)

        Access Grant. Incyte hereby grants to diaDexus, non-exclusive access and the right to use the LifeSeq(R) Database Product(s) and Database Information at the Installation Site, solely in accordance with the terms and conditions of this

Agreement.

2.1.1 Updated Releases and Updates. During the Access Term, Incyte shall provide diaDexus at the Installation Site with data and all updates of newly released Database Information, and all updated software releases of the LifeSeq(R) DataBase Product(s), that constitute LifeSeq(R) Database Products. During the Access Term, Incyte and diaDexus may, by mutual written agreement, agree that Incyte shall have the right to commence providing updates to the LifeSeq(R) Database Product(s) via on-line services via secure connections.

2.1.2 Database and Software Access Plan. diaDexus shall develop and implement throughout the Term a Database an Software Access Plan. Such plan shall be substantially in the form of Exhibit E and shall establish mechanisms to document access to the LifeSeq(R) Database Product(s) and assure compliance with the grant of such access.

2.2  Use Restrictions and Security Requirements

     2.2.1 Ownership. diaDexus hereby acknowledges that (a) Incyte represents that it has expended significant resources and efforts to develop the LifeSeq(R) Database Product(s) and the Database Information, (b) the LifeSeq(R) Database Product(s) represent highly valuable and confidential assets, (c) Incyte is willing to grant diaDexus access to the LifeSeq(R) Database Product(s) in reliance upon the agreement by diaDexus that it shall use commercially reasonable efforts to protect the LifeSeq(R) Database Product(s) from unauthorized disclosure or use, and (d) the LifeSeq(R) Database Product(s) at all times during the term of this Agreement shall remain the sole and exclusive property of Incyte.

     2.2.2 Designated CPU's at the Installation Sites. The LifeSeq(R) Database Product(s), including the DNA Sequence Information, shall only be installed at the Installation Site on the hard disk of up to two (2) designated computers and/or file servers whereby additional multiple workstation(s) do not contain copy(s) of the LifeSeq(R) Database Product(s) installed, other than ephemerally, on the workstation hard disk(s). An additional copy of the LifeSeq(R) Database Product(s) may reside on the same computer(s) or file server(s) provided that this copy is solely used to install and test new versions and releases of the LifeSeq(R) Database Product(s). In addition, a back-up computer or file server may be designated such that a copy of the LifeSeq(R) Database Product(s) may be installed on this computer in the event that the primary computer fails. Under no circumstances will the LifeSeq(R) Database Product(s), be installed on any designated CPU(s) in a manner which would allow unauthorized access (e.g. unauthorized third party access via the Internet). Remote access to servers and/or workstation(s) by diaDexus, is permissible provided that diaDexus complies with applicable portions of the Agreement. All other database or software is prohibited.

     2.2.3  Permitted Use

            (a) During the Access Term, diaDexus shall have the right to use the LifeSeq(R) Database Product(s) solely for diaDexus' own internal use at the Installation Site, in commercially reasonable secure work facilities of diaDexus in accordance with the terms and conditions of this Agreement and the Database and Software Access Plan.

            (b) diaDexus shall not disclose the LifeSeq(R) Database Product(s) to any third party and shall not disclose or transfer Database Information or Incyte Technology, or any portion thereof, to any third party except for Database Information and corresponding cDNA Clone(s) specifically regarding a Designated Gene Product and in each event solely in accordance with the provisions of Sections
            2.3.4 and 5.0

            (c) Solely for purposes of system integration and/or to facilitate data analysis and relational analysis (e.g. extraction of DNA Sequence

            Information for homology analysis by diaDexus search algorithms), diaDexus shall have the right to reproduce, adapt, modify and prepare derivative works based upon the LifeSeq(R) Database Product(s) ("Modifications") solely for internal use by diaDexus in their research and development programs. diaDexus shall own any such Modifications except for any portions of any LifeSeq(R) Database Products contained therein. Any portions of any LifeSeq(R) Database Products contained within such Modifications shall be kept in confidence in the same manner as, and shall be subject to the same terms and conditions as LifeSeq(R) Database Products not contained within such Modifications. Incyte shall have no obligations to support any such Modifications. diaDexus shall not acquire by reason of this subsection (c) any ownership of any LifeSeq(R) Database Product(s), any portions thereof or any title or rights therein. diaDexus shall not distribute copies of, or provide access to, any portions of any LifeSeq(R) Database Products contained within such Modifications to any third party without the prior written approval of Incyte.

            (d) Except as expressly set forth herein, or as otherwise agreed by Incyte in writing, diaDexus shall not reproduce, adapt, modify, prepare derivative works based upon or distribute copies (in whatever form whether tangible or intangible, by any means whatsoever whether now known or hereafter invented) of the LifeSeq(R) Database Product(s), including any substantial portion of the Database Information from any field of the LifeSeq(R) Database Product(s).

     2.2.4 Designated Gene Product(s). During the Access Term and pursuant to the escrow agreement, diaDexus shall make a deposit into escrow of the identity of each Gene Product in Use or Used by diaDexus in the conduct of research and development or other such use of a Gene Product in accordance with the terms and conditions of this Agreement.

2.2.5 Records. diaDexus shall maintain records of access to and use of the LifeSeq(R) Database Product(s) and the Database Information, reasonably sufficient to enable diaDexus and Incyte to determine, and monitor compliance with, their respective rights and obligations under this Agreement (e.g., laboratory notebooks and such other records as are customary for documenting research and product development activities). No more than once a year unless as otherwise agreed in writing, at the request and the expense of Incyte, upon at least forty-five (45) days' prior notice, diaDexus shall permit an agent (not on a commission basis) appointed by Incyte and acceptable to diaDexus to examine these records solely to the extent necessary to verify the fulfillment of diaDexus' obligations under this Agreement, provided that such agent has entered into a confidentiality agreement with diaDexus reasonably satisfactory to diaDexus and subject to diaDexus' security procedures. Incyte's agent shall only report to Incyte the results of such examination (i.e., whether or not diaDexus is in compliance with its obligations under this Agreement), and shall not disclose to Incyte any of diaDexus' Confidential Information provided to it or to which it may have access during the conduct of the examination.

2.2.6 Loss, Theft, Unauthorized Disclosure or Use. diaDexus shall promptly notify Incyte of any loss, theft or unauthorized disclosure or use of the LifeSeq(R) Database Product(s) or the Database Information which comes to diaDexus' attention.

2.2.7 Termination of the Access Term. Upon termination or expiration of the Access Term with respect to the applicable LifeSeq(R) Database Product(s), diaDexus, at its election:

        (a) shall have the option of extending the term of such LifeSeq(R) Database Product(s) subscription or individual database module thereof under terms demonstrably consistent with, and comparable to, those secured by comparable users of the LifeSeq(R) Database Product(s) at the time of extension; or

        (b) shall discontinue use of such LifeSeq(R) Database Product(s) and Database Information, and remove such LifeSeq(R) Database Product(s) from the Installation Site, and promptly return to Incyte, or upon Incyte's written instruction destroy, all portions and copies of such LifeSeq(R) Database Product(s) and the Database Information; except for that certain Database Information specific to Designated Gene Product(s) which are the subject of one or more of the licenses granted to diaDexus under Article 3.0 and/or extended pursuant to Section 7.2 below.

               Upon expiration of the Access Term (and any extension thereto), diaDexus agrees to perform with Incyte a mutually acceptable final accounting of those Designated Gene Product(s) which are subject to one or more of the licenses granted to diaDexus under
               Article 3.0 below.

     2.2.8 Notification of Clinical Development. diaDexus agrees to keep Incyte reasonably informed of all Product(s) resulting from the use of the LifeSeq(R) Database Product(s), including notification when a given Product candidate has been designated for clinical development according to appropriate diaDexus procedures. All information provided by diaDexus to Incyte pursuant to this
               Section 2.3.8 shall be treated as diaDexus' Confidential Information.

     2.2.9 Reagents. Until September 2, 2005, upon request, diaDexus shall provide to Incyte, as may be reasonably available to it, research reagents developed by or on behalf of diaDexus from the use of Incyte Technology. Incyte shall reimburse diaDexus for the actual costs of producing such reagents.

3.0 LICENSE AND OPTION GRANTS

3.1 Non-Exclusive Licenses Under Incyte Technology for Research Field of Use and Drug Product(s). Incyte hereby grants to diaDexus a worldwide, non-exclusive license (with a right to sublicense as provided in Section 3.6) under Incyte Technology to conduct research in the Research Field of Use and with respect to Designated Gene Product(s) to discover, develop, make, have made, use, offer to sell, sell, import, export and distribute Drug Product(s) in the Therapeutic Field of Use; provided however, that with respect to the Research Field of Use, such grant does not include the right to sell Gene Product(s). The term of such license under this Section is subject to Section 7.2. Upon diaDexus' achievement of the milestones set forth in Section 4.2 and the accompanying Table 4.2, diaDexus shall pay to Incyte the applicable fees.

3.2 Non-Exclusive Know-How License - Diagnostic, Antisense, and Therapeutic Protein Products. Incyte hereby grants to diaDexus a worldwide, non-exclusive license (with a right to sublicense as provided in Section 3.6) under Incyte Know-How with respect to Designated Gene Product(s) to discover, develop, make, have made, use, offer to sell, sell, import, export and distribute Diagnostic Product(s) in the Diagnostic Field of Use, and/or Antisense Product(s) in the Antisense Field of Use, and/or Therapeutic Protein Product(s) in the Therapeutic Field of Use. The term of such license is subject to Section 7.2. Upon diaDexus' achievement of the milestones set forth in Section 4.2 and the accompanying Table 4.2, diaDexus shall pay to Incyte the applicable fees.

3.3 Non-Exclusive License under Incyte Patents in the Diagnostics Field of Use. During the Access Term and upon Incyte's receipt of: (i) written notice of election to license a Designated Gene Product under Incyte Know-How or Patent Rights, Incyte grants to diaDexus a worldwide, non-exclusive license (with the right to sublicense as provided in Section 3.6), under Incyte Patent Rights covering such Designated Gene Product to discover, develop, make, have made, use, sell and import Diagnostic Product(s) in the Diagnostics Field of Use. The grant and term of all licenses granted under this Section 3.3 are subject to Section 7.2.

3.4 Option to Exclusive Patent License(s) - Therapeutic Field of Use, LifeSeq Gold.

     3.4.1     Therapeutic Protein Product(s).

               (a) Option Grant. With respect to each Designated Gene Product which diaDexus identifies pursuant to Section 3.4.1(b) and pays the applicable option fee to Incyte pursuant to Section 3.4.1(c), and subject to the provisions of Section 3.5, Incyte hereby grants to diaDexus an option, exercisable by diaDexus at any time during the applicable option period, to obtain a perpetual, world-wide, exclusive license under the Incyte Patent Rights covering the Designated Gene Product or the use of such Designated Gene Product to discover, develop, make, have made, use, offer to sell, sell, import, export and distribute Therapeutic Protein Product(s) in the Therapeutic Field of Use (the "Therapeutic Option"). Notwithstanding the foregoing, not more than twenty (20) Designated Gene Product(s) shall be subject to a Therapeutic Option at any one time.


               (b) Option Notice. Subject to the provisions of Section 3.5, prior to the expiration of the Access Term, diaDexus may identify each designated Gene Product from the LifeSeq(R) Gold database which shall be subject to the Therapeutic Option solely by giving Incyte express written notice specifying such Designated Gene Product.

               (c) Option Fee. With respect to each Designated Gene Product within the LifeSeq(R) Database Product(s), (i) the, "Therapeutic
               Option Fee" shall be ******                                     ,
               (ii) the option period shall be three (3) months from the date of written notice by diaDexus to Incyte specifying that such Designated Gene Product shall be subject to the Therapeutic Option and (iii) diaDexus may extend the Therapeutic Option for a given Designated Gene Product for up to three (3) additional three-month periods at the same Therapeutic Option Fee, by providing Incyte ten (10) business days written notice of such extension, accompanied by payment of the Therapeutic Option Fee, prior to the expiration of then-current three-month option period.


***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

               (d)  License Exercise and Grant. Subject to the provisions of
               Section 3.5, diaDexus may exercise the Therapeutic Option with respect to any Designated Gene Product which is subject to a Therapeutic Option solely by giving Incyte express notice of exercise, specifying such Designated Gene Product to which the license shall apply, and by paying to Incyte a license fee of
               ******                prior to the expiration of the applicable
               option period. Upon Incyte's timely receipt of notice of diaDexus' exercise and payment of the applicable license fee with respect to such Designated Gene Product, and subject to the provisions of Section 3.5, Incyte thereby grant to diaDexus a perpetual, world-wide, exclusive license, with a right to sublicense, under the Incyte Patent Rights covering such Designated Gene Product or the use of such Designated Gene Product to discover, develop, make, have made, use, offer to sell, sell, import, export and distribute such Designated Gene Product as a Therapeutic Protein Product(s) in the Therapeutic Field of Use. Any such sublicense shall be in writing and shall impose obligations on the sublicense that are consistent with those applicable to diaDexus under this Agreement. The grant and term of such license is subject to Section 7.2.

     3.4.2     Antisense Field of Use.

               (a) Option Grant. With respect to each Designated Gene Product from the LifeSeq(R) Gold database which diaDexus identifies pursuant to Section 3.4.2(b) and for which it pays the applicable option fee to Incyte pursuant to Section 3.4.2(c) and subject to the provisions of Section 3.5, Incyte hereby grants to diaDexus an option, exercisable by diaDexus at any time during the applicable option period, to obtain a perpetual, world-wide exclusive license under the Incyte Patent Rights covering the Designated Gene Product or the use of the Designated Gene Product to discover, develop, make, have made, use, offer to sell, sell, import, export and distribute Antisense Product(s) in the Antisense Field of Use (the "Antisense Option"). Notwithstanding the foregoing, not more than twenty (20) Designated Gene Product(s) shall be subject to an Antisense Option at any one time.

               (b) Option Notice. Subject to the provisions of Section 3.5, prior to the expiration of the Access Term, diaDexus may identify each Designated Gene Product which shall be subject to the Antisense Option solely by giving Incyte express written notice specifying such Designated Gene Product.

               (c) Option Fee. With respect to each Designated Gene Product within the LifeSeq(R) Database Product(s), the Antisense Option
               Fee shall be ******                      , and the option period
               shall be one (1) year from the date of written notice specifying that such Designated Gene Product shall be subject to the Antisense Option.

               (d)  License Exercise and Grant. Subject to the provisions of
                    Section 3.5,


***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          diaDexus may exercise the Antisense Option with respect to any Designated Gene Product which is subject to an Antisense Option solely by giving Incyte express notice of exercise, specifying such Designated Gene Product to which the license shall apply, and by paying to Incyte a license fee of ****** prior to the expiration of the applicable option period. Upon Incyte's timely receipt of notice of diaDexus' exercise and payment of the applicable license fee with respect to such Designated Gene Product, and subject to provisions of
          Section 3.5, Incyte thereby shall grant to diaDexus a perpetual, world-wide, exclusive license, with a right to sublicense, under the Incyte Patent Rights covering such Designated Gene Product to discover, develop, make, have made, use, offer to sell, sell, import, export and distribute such Designated Gene Product as an Antisense Product(s) in the Antisense Field of Use. Any such sublicense shall be in writing and shall impose obligations on the sublicensee that are consistent with those applicable to diaDexus under this Agreement. The grant and term of such license is subject to Section 7.2.


3.4.3 Development Obligations. diaDexus agrees to use reasonable diligent efforts to pursue the development, Regulatory Approval and commercial exploitation of Product(s) pursuant to any exclusive license granted by Incyte hereunder with respect to a Designated Gene Product. diaDexus' efforts shall be consistent with that applied by diaDexus towards its other products with similar commercial potential, value, and status. If diaDexus fails, abandons or suspends the development or commercialization (including reasonable efforts to sublicense) of any Product(s) with respect to any Designated Gene Product under an exclusive license as provided in Section 3.4.1 or 3.4.2, then Incyte shall have the right, in its sole discretion to terminate the respective exclusive license upon writing notice to diaDexus. In the event of such termination, diaDexus shall grant Incyte a perpetual worldwide, exclusive license to all diaDexus know-how and interest in such Designated Gene Product(s) (including those of diaDexus Affiliate). However, Incyte, its licensee or assignee (as the case may
          be) shall be obligated to make the royalty payments set forth in
          Section 4.2, as applicable to exclusive Therapeutic License or exclusive Antisense License, to diaDexus in the same manner as diaDexus would have paid to Incyte.

3.4.4 Notwithstanding anything to the contrary herein, with respect to the PathoSeq(TM) database, Incyte grants diaDexus no rights under Incyte Technology to diaDexus to obtain any exclusive licenses or any Therapeutic Options under this Agreement.

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5 Limitations on Patent Licenses

    3.5.1 Reservation of Rights

          (a) For any Designated Gene Product which is the subject of an exclusive option or exclusive license in the Therapeutic Field of Use or Antisense Field of Use under Section 3.4, Incyte shall use prompt and diligent efforts to make an annotation in the LifeSeq(R)
          Database Product(s) regarding such exclusive option or exclusive license, without specifying the identity of the licensee.

          (b) Incyte reserves the right under the Incyte Technology (i) to satisfy its obligations under this Agreement, (ii) to discover, develop, make, have made, use and sell Gene Products and Products in all fields of use outside the scope of an exclusive patent option or an exclusive patent license granted to diaDexus under Section 3.4 above, and (iii) to grant licenses to third parties to discover, develop, make and use and sell Gene Products, and Products in all fields of use outside the scope of an exclusive patent option or an exclusive patent license granted to diaDexus under Section 3.4 above.

          (c) With respect to any proprietary cDNA Clone provided to diaDexus under Section 3.4 above, Incyte reserves the right under the Incyte Technology at any time to (a) release such cDNA Clone to an Incyte database made available to subscribers by Incyte on a nonexclusive basis, and/or (b) to provide such cDNA Clone to any third party; provided, however, that such cDNA Clone is provided to a third party under a license grant which is outside the scope of the exclusive patent option or the exclusive patent license granted to diaDexus under Section 3.5 above.

    3.5.2 Third Party Obligations. It is understood by diaDexus that exclusive option(s) and/or exclusive license(s) are offered to all LifeSeq subscribers on a 'first-come, first-served' basis.

3.5.3 Incyte's Right to Unlicensed Gene Products. Notwithstanding anything to the contrary in this Agreement, with respect to Gene Product for which Incyte has applied for and obtained issued or granted claim(s) under Incyte Patent Rights, LifeSeq subscribers such as diaDexus have the right to acquire exclusive license to such Gene Products under the provisions of Section 3.4 herein; provided, however, that (i) as early as six (6) months following the date of issuance of such patent claim(s), but (ii) in no event less than twelve (12) months following the commencement of the Access Term (except that such 12-month period shall not apply to any such patent claim(s) that have been issued for more than three (3) years), Incyte may, in its discretion, elect by written notice to diaDexus, to retain exclusive rights under Incyte Patent Rights for the commercial development of Therapeutic Protein Products in the Therapeutic Field of Use and/or for Antisense Products in the Antisense Field of Use which diaDexus shall not have, prior to such written notice, obtained an exclusive option or exclusive license to such Incyte Patent Rights for the Therapeutic Field of Use of Antisense Field of Use, as applicable. In no event, however, shall this Section 3.5.3 limit diaDexus' non-exclusive rights to do research and develop and commercialize Drug Products and Diagnostic Products under Sections 3.1, 3.2 and 3.3 of this Agreement.

3.6 Sublicensing: The parties agree that brokerage of Database Information or Incyte Technology by diaDexus is not permitted.
          Therefore:

          (a) Incyte explicitly withholds from this Agreement the right by diaDexus to use or offer to use LifeSeq(R) Database Product(s) or Database Information or any portion thereof, in any relationship with a third party that (i) is focused solely on the use and interpretation of the LifeSeq(R) Database Product(s) or Database Information and/or
          (ii) consists of the provision by diaDexus of a database of DNA sequence information to a third party under arrangements comparable in nature to those embodied in this Agreement. diaDexus shall, however, be permitted to use LifeSeq(R) Database Product(s) and Database Information for corporate research and development collaborations with a LifeSeq(R) Subscriber, only for as long as such collaborator is a LifeSeq Subscriber.

          (b) Sublicensing of Drug Product(s), Antisense Product(s), and Therapeutic Protein Product(s). On an individual Drug Product-by-Drug Product, Antisense Product by Antisense Product basis and Therapeutic Protein by Therapeutic Protein Product basis, diaDexus may only license to a LifeSeq Subscriber, except as otherwise provided in 3.4.1(d) and 3.4.2(d) with respect to exclusive licenses granted the rights to such Product(s) developed by diaDexus. diaDexus shall be responsible for all payments and royalties due to Incyte under Article 4.0 hereunder for such sublicense, except the Lead Development payment, for such Product, after such Product has been licensed to a LifeSeq Subscriber.

          (c) Sublicensing Diagnostic Product(s) to Third Parties. Subject to the provisions of Section 5.2, on an individual Diagnostic Product-by-Diagnostic Product basis, diaDexus may sublicense, (without the right to further sublicense) to any third party, the rights to Designated Gene Product(s) and the Incyte Database Technology relating thereto, on a non-exclusive basis, in order to develop, make, use, offer to sell, import, export and distribute such Diagnostic Products granted under this Article 3.0; provided, however, that without the prior written consent of Incyte, no sublicense of Incyte Technology will be granted to any third party in the absence of a corresponding license of rights to a given Diagnostic Product discovered, researched and under bona fide product development by diaDexus, and the license of patent rights pertaining thereto owned by, licensed to or controlled by diaDexus; and further provided that each sublicense has a grant which is consistent with the terms herein and diaDexus shall be responsible for payments and royalties under such sublicenses due to Incyte under Article 4.0 pursuant to the terms and conditions of this Agreement.

3.7 Supply of cDNA Clones. Upon the written request of diaDexus and subject to the grant of license rights as described in Section 3.1 and 3.2, Incyte shall provide to diaDexus, one or more isolated cDNA Clones from the LifeSeq(R) Database Product(s) under the following terms and conditions:

     Shipments usually occur within twelve (12) business days of the receipt of the order. For this service, a fee of ***** per verified clone will be payable in cases where Incyte has on hand a previously-verified clone, or in cases where diaDexus agrees to accept an alternate clone that Incyte has previously verified. If Incyte does not have on hand a previously-verified clone requested by diaDexus, diaDexus may request that Incyte attempt to sequence and verify a clone, at a cost of ***** per clone, provided that although Incyte shall use professional skill and care in its efforts, the results of any such attempt to sequence and verify a clone in that case will be provided on an "AS IS" basis. diaDexus agrees to submit any payments due within thirty (30) days from receipt of invoice from Incyte in reasonably detailed form regarding such clone supply.

     diaDexus agrees that such cDNA Clone(s) are provided to diaDexus on a nonexclusive basis and subject to any license(s) granted under Article 3.0.

3.8 No rights to use any Database Information or Incyte Technology for genetic analyses of differences among individuals which are single nucleotide polymorphisms (SNPs).

4.0 SCHEDULE OF PAYMENTS; ROYALTIES

4.1  Service Fee(s).

     During the first year of the Access Term, Incyte agrees to provide diaDexus with library construction, microarray and sequencing services under Incyte's commercial terms and conditions for comparable services. diaDexus agrees to pay the balance of the original Five Million Dollars ($5,000,000) in the Collaboration Agreement for sequencing services, which shall be payable in arrears in four (4), three (3) month installments each payable prior to the last day of each calendar quarter, the first such quarter ending on March 31, 2000. Any portion of said balance remaining unapplied at the end of each three (3) month installment shall be forfeited by diaDexus and shall become the property of Incyte. In addition, such fees are non-refundable, non-cancelable, non-creditable, except as provided herein, and are not subject to any carry over to any other agreement between diaDexus and Incyte.

4.2 Milestone Payments and Royalties. Contingent on the following events, and subject to Sections 4.6 and 4.7, the additional payments and royalties listed in Table 4.2 shall be paid by diaDexus (within thirty (30) days of such event) to Incyte for each Product(s).

Table 4.2

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                            Non-Exclusive    Non-Exclusive
                                            License(s)       License(s)
                                            under Incyte     under Incyte
                  Non-Exclusive             Know-How -       Know-How or            Exclusive        Exclusive
                  License(s)                Therapeutic      Incyte Patent          Therapeutic      Antisense
                  under Incyte              Protein &        Rights -               License(s)       License(s)
                  Technology -              Antisense        Diagnostic             under Incyte     under Incyte
                  Drug Products             Products         Product                Patent Rights    Patent Rights
                  (Section 3.1)             (Section 3.2)    (Sections 3.2, 3.3)    (Section 3.4.1)  (Section 3.4.2)
------------------------------------------------------------------------------------------------------------------------
Gene Product      *****                     *****            none                   *****            *****
License Fee
See in (a)
below.
------------------------------------------------------------------------------------------------------------------------
Option Fee                                                                          ***** for one    ***** for one
under Incyte                                                                        three month      year
Patent Rights                                                                       period.
for exclusivity                                                                     renewable up to
                                                                                    3 times
------------------------------------------------------------------------------------------------------------------------
License Fee                                                  none                   *****            *****
under Incyte
Patent Rights
------------------------------------------------------------------------------------------------------------------------
Lead              *****                     *****                                   *****            *****
Development
Payment;
See fn.'s (b)
& (f) below
------------------------------------------------------------------------------------------------------------------------
IND               *****                     *****            none                   *****            *****
(or equivalent)
filing payment;
see fn.'s (c),
(f) and (i)
below
------------------------------------------------------------------------------------------------------------------------
Phase III         *****                     *****                                   *****            *****
Clinical Trials
Payment;
See fn.'s (d)
& (f) below
------------------------------------------------------------------------------------------------------------------------
Regulatory        *****                     *****            none                   *****            *****
Approval
Payment;
See fn.'s (e)
& (f) below
------------------------------------------------------------------------------------------------------------------------

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                 Non-Exclusive    Non-Exclusive
                                                 License(s)       License(s)
                                                 under Incyte     under Incyte
                             Non-Exclusive       Know-How-        Know-How or            Exclusive           Exclusive
                             License(s)          Therapeutic      Incyte Patent          Therapeutic         Antisense
                             under Incyte        Protein &        Rights -               License(s)          License(s)
                             Technology -        Antisense        Diagnostic             under Incyte        under Incyte
                             Drug Products       Products         Product                Patent Rights       Patent Rights
                             (Section 3.1)       (Section 3.2)    (Sections 3.2, 3.3)   (Section 3.4.1)     (Section 3.4.2)
----------------------------------------------------------------------------------------------------------------------------
Royalties on Net Sales       *****               *****            *****                   *****              *****
----------------------------------------------------------------------------------------------------------------------------

Notes: All fees, payments and royalties are to be made in United States dollars.

(a)   Paid within thirty (30) days of achieving Product Development Milestone.

(b) Paid within thirty (30) days of taking Product into Lead/Product Development on a Gene Product-by-Gene Product basis for each Product that is taken into Lead/Product Development.

(c) Paid within thirty (30) days after the filing of the first investigative New Drug application ("IND") with the United States Food and Drug Administration ("FDA") or foreign equivalent by diaDexus or a diaDexus sublicensee with respect to each given Product.

(d) Paid within thirty (30) days after the first initiation of Phase III Clinical Trials by diaDexus or a diaDexus sublicensee with respect to each given Product.

(e) Paid within thirty (30) days after the first Regulatory Approval granted to diaDexus or a diaDexus sublicensee for each given Product.

(f) Single Payment Obligation. Each of the above milestone payments shall be payable once with respect to Products relating to a given Designated Gene Product, upon the first occurrence of the indicated milestone for such Product, and no additional payments shall be due upon subsequent or repeated achievement of the same milestone for a different Product in the same Field of Use under the same Designated Gene Product license. For example, if diaDexus or its sublicensee develops two Drug Products relating to the same Designated Gene Product and both such Drug Products achieve a given



***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

      milestone, the applicable payment will only be made once upon the first such occurrence. Notwithstanding the foregoing, Diagnostic Products shall be subject to Section 3.3

(g) The above % of Net Sales royalty will be paid with respect to each Product in each given country where, but for the patent license(s) granted herein, such sales would otherwise infringe a Valid Claim of the Incyte Patent Rights.

4.3 Payment Obligation. The foregoing payments under Section 4.2 will accrue or become due or payable with respect to Drug Product(s), Antisense Product(s), Therapeutic Protein Product(s), and/or Diagnostic Product(s) which are:

      (a) materially based on or use materially or are derived by material use of that which would constitute Incyte Know-How at the time of Use By diaDexus; or

      (b) are covered by a Valid Claim of Incyte Patent Rights and/or which Product is identified or discovered by a drug discovery process (e.g. compound screening) which utilizes a Gene Product which is covered by a Valid Claim of Incyte Patent Rights.

      If a Product would be covered by more than one of the licenses referred to in Section 4.2 (e.g., where an IND is filed with respect to a Product that is covered by two or more of the licenses granted to diaDexus under
      Section 3.1 through 3.4), only the largest of the milestone payments or royalties called for in such applicable Sections shall be payable, and there will be no multiple royalties due under such Section 4.2.

4.4 Duration of Payment Obligation. Royalty obligations with respect to each Product under any portion of this Article 4.0 shall terminate on a country-by-country and product-by-product basis on the later of (i) ten
      (10) years after the first country-wide launch of each Product in each country or (ii) expiration of the last-to-expire Valid Claim which covers such product in each country.

      Upon termination of the royalty payment obligation, diaDexus shall thereafter have in perpetuity a royalty-free license to make, use and sell such Product in the specified field(s) of use without any accounting to Incyte.

4.5 Mode of Payment. For purposes of determining when a sale of a royalty-bearing Product occurs, the sale shall be deemed to occur on the date of the invoice to the purchaser of the Product. All royalty payments shall be made within ninety (90) days of the end of each calendar quarter in which the sale was made. Any royalty payment that is not paid on or before the date such payment is due under this Agreement shall bear interest to the extent permitted by applicable law, at two percentage points over the prime rate of interest as reported by Bank of America NT&SA in San Francisco, California, from time to time, calculated on the number of days such payment is delinquent. Royalties shall be deemed payable by the entity making the Net Sales from the country in which earned in local currency and subject to foreign exchange regulations then prevailing. Royalty payments shall be made to Incyte in United Sates dollars. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange used by diaDexus for reporting such sales for United States financial statement purposes.

4.6 Records Retention. diaDexus agrees to keep for at least three (3) years records of all sales of Products in sufficient detail to permit Incyte to confirm the accuracy of diaDexus' royalty calculations. Once a year, at the request and the expense of Incyte, upon at least forty-five (45) days' prior written notice, diaDexus shall permit a nationally recognized, independent, certified public accountant appointed by Incyte and acceptable to diaDexus, to examine these records solely to the extent necessary to verify such calculations, provided that such accountant has entered into a confidentiality agreement with diaDexus substantially similar to the confidentiality provisions of this agreement, limiting the use and disclosure of such information to purposes germane hereto. The examination shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of such request. diaDexus may designate competitively sensitive information which such auditor may not disclose to Incyte, provided, however, that such designation shall not encompass the auditor's conclusions. The accounting firm shall disclose to Incyte only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Incyte. If such accounting firm correctly concludes that there was an underpayment of royalties by five percent (5%) or more, diaDexus shall pay all costs of such examination. If such accounting firm concludes that additional royalties were owned, the additional royalties shall be paid within thirty (30) days of the date Incyte delivers to diaDexus such accountant's written report so concluding. Any overpayments by diaDexus will at diaDexus' option be credited against future royalty obligations or paid to diaDexus within ten (10) days of discovery of such overpayment. This Section shall survive the cessation of payment obligations under Section 4.3 for a period of two (2) years.

4.7 Shipping. diaDexus shall pay, for its own account, any shipping, freight, mailing expenses and the like payable to third parties not affiliated with Incyte and arising out of obtaining tangible materials under this Agreement and the transactions contemplated herein.

4.8 Payments and Taxes. Unless otherwise provided in this Agreement, diaDexus agrees to submit payments for services and materials provided by Incyte within thirty (30) days from receipt of invoice. All payments hereunder shall be made by bank wire transfer in immediately available funds to such account as Incyte shall designate in writing from time to time. All payments by diaDexus to Incyte under this Agreement shall be paid from a diaDexus account in a banking institution located in the United States.

     diaDexus shall pay, or reimburse Incyte, as appropriate, and indemnify Incyte against any sales, use, value added/ad valorem, surtax and personal property taxes, customs duties, registration fees and the like arising out of the provision of services and materials by Incyte to diaDexus under this Agreement. All turnover taxes, income taxes, gross revenues and profits taxes, and other taxes based on Incyte's income (other than those covered by the preceding sentence) levied on account of the royalties, milestone payments, license fees and other payments accruing to Incyte under this Agreement shall be paid by Incyte.

     If at any time, any jurisdiction within the given country requires the withholding of income taxes or other taxes imposed upon royalty payments set forth in this Article 4, diaDexus shall make such withholding payments as required and subtract such withholding payments from the royalty payments set forth in this Article 4, or if applicable, Incyte will promptly reimburse diaDexus or its designee(s) of the amount of such payments. diaDexus shall provide Incyte with documentation of such withholding and payment in a manner that is satisfactory for purposes of the U.S. Internal Revenue Service. They payments to be made by diaDexus under Section 4.1 include amounts attributable to such items as training manuals and the electronic media used for data transfer (e.g.; CD's). Payments attributable to such items and the clone transfer fees provided for under Section 3.7 are or may be subject to sales tax.

5.0 CONFIDENTIALITY AND PUBLICATION

5.1 Confidentiality. The Parties acknowledge that during the course of this Agreement they will each receive from the other information which is proprietary, confidential and of commercial value to the disclosing party. For purposes of this Agreement, "Confidential Information" shall mean scientific, technical or business information belonging to the disclosing party, which the disclosing party marks "Confidential" if disclosed in writing, or which the disclosing party identifies as confidential at the time of any visual or oral disclosure and promptly confirms in writing to have been confidential. Except to the extent expressly authorized by this Agreement, the parties agree that, for the Access Term and for five (5) years thereafter, except in the case of DNA sequence information, for which such period shall be perpetual, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose (except those expressly permitted under this Agreement) any Confidential Information furnished to it by the other party pursuant to this Agreement, and regardless of the medium on which it is provided, including know-how, except to the extent that it can be established by the receiving party by competent proof that such information:

     (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

     (b) was generally known to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement;

     (d) was subsequently lawfully disclosed to the receiving party by a third party having no confidentiality obligations to the disclosing party with respect thereto;

     (e) was independently discovered or developed by the receiving party without the use of the other party's Confidential Information, and such independent discovery or development can be documented by the receiving party's tangible records created at the time of such independent development.

     Each party may disclose the others Confidential Information to the extent such disclosure is reasonably necessary in (i) filing and prosecuting patent applications, and maintaining patents, (ii) prosecuting or defending litigation, (iii) responding to any properly served subpoena or compulsory process requiring the disclosure of information to any government entity however the disclosing party shall provide the party whose information will be disclosed with as much notice as is commercially reasonably practical to allow such other party with the opportunity to quash such subpoena or compulsory process, or (iv) complying with applicable governmental laws and regulations governing the testing, approval, manufacture and marketing of Products; provided, however, that prior to disclosure of the other party's Confidential Information it will give reasonable advance notice to such party, will only disclose the minimum Confidential Information necessary, and will use reasonable efforts to secure confidential treatment of such Confidential Information.

     It is understood that patent applications are filed with the expectation and intention that such applications will, upon publication of the applications and/or issuance of the resulting patents, result in the publication or public accessibility of all information disclosed in the underlying application and prosecution documents; provided, however, that publication of such Information shall not affect either party's ongoing obligations to the other party with respect to Information not so disclosed.

5.2 Disclosure; Third Party Access. Except as provided for in Sections 2.3.4 and 3.6 above, Confidential Information of Incyte will not be published or disclosed in any form without the written authorization of Incyte.

     (a) diaDexus and diaDexus' sublicensees may publish their own scientific results and the conduct of their work within the scope of the licenses granted under this Agreement, provided, however, that:

          (i) any such publication by diaDexus or its sublicensees that would disclose Confidential Information of Incyte shall require the prior written consent of Incyte, which consent will not be unreasonably withheld or delayed provided that diaDexus has taken necessary steps to provide for diligent review by Incyte for removal of, or approval to disclose, Incyte Confidential Information. In no event shall Incyte's review be delayed beyond forty five (45) business days of diaDexus' request for review; and

          (ii) such disclosure is on an individual Designated Gene Product-by Designated Gene Product-basis and reflects research results which have involved material investment above and beyond Database Information; and

     (iii) a deposit in escrow has been made prior to disclosure in accordance with the provisions of Section 2.3.4 and Exhibit A with respect to Designated Gene Product(s) which are the subject of such Confidential Information; and

          (iv) diaDexus has taken diligent steps toward protection of proprietary subject manner contained therein; and

          (v) Incyte has had the reasonable opportunity (i.e.; not more than forty five (45) days) to file patent applications for protection of the subject matter that is proprietary to Incyte for Incyte Technology; and

          (vi) any such publications will include recognition of the contributions of Incyte according to standard practice for assigning scientific credit, either through authorship or acknowledgment as may be appropriate.

     (b) Any scientific publications that would disclose Confidential Information of Incyte on other than an individual Designated Gene Product by Gene Product basis shall be under reasonable terms and conditions mutually agreed between the Parties, including the provisions of subparagraphs 5.2(a)(i) to (vi) above.

5.3 Confidential Disclosure to Third Party Collaborators. Incyte recognizes that diaDexus, in the normal course of business, utilizes consultants and academic collaborators who are bound by a contractual obligation to diaDexus, including an obligation of confidentiality to diaDexus. diaDexus may disclose Confidential Information of Incyte to such consultants and academic and third party collaborators in the context of the disclosure of diaDexus' own scientific results or the conduct of its work within the scope of the licenses granted herein provided, however, that:

     (a) (i) diaDexus has obtained a written obligation of confidentiality and appropriate use restrictions (including field of use) no less restrictive than those set forth herein and provided that such third party shall not further disclose Confidential Information; and

     (ii) any such disclosure of Confidential Information which includes the transfer of DNA Sequence Information or biological materials shall be subject to a written materials transfer agreement which protects the intellectual property rights of Incyte and diaDexus as set forth herein, such agreement to include customary provisions regarding scope of work, publication (under terms no less restrictive that those set forth herein), protection of proprietary subject matter and ownership of inventions; and the following provisions: that the third party shall use such biological materials and DNA Sequence Information for the benefit of diaDexus and/or sublicensees; and that Incyte proprietary DNA Sequence Information remains the sole and exclusive property of Incyte. Other customary provisions including, but not limited to, scope of work, publication, ownership of inventions, provisions regarding ownership of the biological materials and/or DNA Sequence Information and any derivatives.

     Such agreement will be in a form substantially similar to the agreements that diaDexus utilizes to protect is own biological materials; and

          (iii) a deposit in escrow has been made prior to disclosure in accordance with the provisions of Section 2.2.4 and Exhibit A with respect to Designated Gene Product(s) which are the subject of such Confidential Information and;

          (iv) diaDexus has obtained a written obligation from such third party regarding Incyte's right to review publications as under the provisions of
     Section 5.2(a) herein.

     The foregoing provisions of Section 5.2 and 5.3 shall not apply to any exclusive licenses diaDexus hold for Therapeutic Protein Products or Antisense Products pursuant to Section 3.4.

     Incyte agrees that Confidential Information of diaDexus will not be published or disclosed in any form except as permitted by Section 5.1.

5.4 Except as permitted pursuant to Section 5.1, this Article 5.0 shall not be construed to allow diaDexus and its sublicensees to publish or disclose the contents of LifeSeq(R) Database Product(s) or any Incyte software or hardware configurations, at any time without the express written consent of Incyte.

6.0 INTELLECTUAL PROPERTY

6.1 Incyte Rights. With the exception of intellectual property rights granted to diaDexus under the nonexclusive or exclusive license(s) granted under this Agreement, Incyte retains all rights it has to the Incyte Technology, LifeSeq(R) Database Product(s), and Database Information (including Full Length Clones or Full Length Contigs provided to diaDexus by Incyte) and the LifeSeq(R) Database Product(s) (collectively, "Incyte Inventions") and no licenses are granted herein except for those expressly provided in
     Article 3.0.

     diaDexus Rights. Except as otherwise provided herein, diaDexus, licensees, or sublicensees, as applicable, shall respectively own all inventions conceived, discovered or developed by diaDexus, licensees, or sublicensees in connection with this Agreement including without limitation all intellectual property rights and title in and to any partial cDNAs, genes, full length cDNAs corresponding thereto, RNAs, peptides, polypeptides and proteins encoded thereby, Product(s), Modifications made by diaDexus excluding LifeSeq(R) Database Product(s) contained therein and inventions relating thereto (collectively, "diaDexus Inventions").

6.2  Patent Prosecution

     Incyte Inventions. Except as provided herein, the filing, prosecution, maintenance, and enforcement of patent(s), copyrights, and other proprietary rights that cover Incyte Inventions shall be the exclusive right and responsibility of, and at the discretion of Incyte, provided that in the event Incyte declines the option to diligently file, prosecute, maintain or enforce any such proprietary rights under which diaDexus has been granted an exclusive option or license, Incyte shall give diaDexus reasonable notice to this effect and thereafter, diaDexus may, upon written notice to Incyte, file and prosecute such applications and maintain such intellectual property rights in Incyte's name, all at diaDexus' expense, except that diaDexus may deduct any expenses so incurred from any payments due to Incyte from diaDexus in connection with such exclusive option or license.

     diaDexus Inventions. Except as provided herein, the filing, prosecution, maintenance and enforcement of patent(s), copyrights, and other proprietary rights that cover diaDexus Inventions, shall be the exclusive right and responsibility of, and at the discretion of diaDexus.

      Joint Inventions. The filing, prosecution, and maintenance of patent(s), copyrights, and other proprietary rights and the expense of filing, prosecuting and maintaining any patents, copyrights and other proprietary rights conceived jointly by employees of both parties shall be the exclusive right and responsibility of, and at the discretion of diaDexus; provided that in the event diaDexus declines the option to file, prosecute or maintain any such proprietary rights; diaDexus shall give Incyte reasonable notice to this effect and thereafter, Incyte may, upon written notice to diaDexus, file and prosecute such applications and maintain such intellectual property rights in diaDexus' name, all at Incyte's expense and all such intellectual property rights shall remain owned jointly by the parties.

6.3 Cooperation. Each party agrees to cooperate with the other with respect to the filing prosecution, maintenance and extension of patents and patent applications, including without limitation, the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other party to continue any filing, prosecution, maintenance or extension of patents and patent applications that such party has elected not to pursue as provided for above. With respect to a Gene Product under Non-Exclusive Patent License in the Diagnostics Field of Use, and for the duration of such license, patent costs, upon the mutual written agreement of the Parties, will be shared equally by diaDexus, Incyte and any other Non-Exclusive licensee(s).

      With respect to a Gene Product under non-exclusive patent license in the Diagnostics Field of Use, and for the duration of such license, patent costs, upon the mutual written agreement of the parties, will be shared equally by diaDexus, Incyte and any other non-exclusive licensee(s).

6.4 During the Access Term and/or any active option, diaDexus shall have the right to inspect Incyte Patents Rights with respect to a given Designated Gene Product, from time to time on Incyte's premises and on reasonable notice for the purpose of evaluating diaDexus' interest in obtaining an option or exclusive license under such Incyte Patent Rights. Upon entering into an exclusive license to a Designated Gene Product and for the duration of such license, patent costs including out-of-pocket costs and cost of outside counsel relating to the filing, prosecution and maintenance of Incyte Patent Rights directed to such Designated Gene Product under exclusive license shall be the responsibility of and at the expense of diaDexus, provided that in the event diaDexus declines the option to file, prosecute or maintain any such proprietary rights, diaDexus shall give Incyte reasonable notice to this effect and thereafter, Incyte may, upon written notice to diaDexus, file and prosecute such applications and maintain such intellectual property rights in Incyte's name, at Incyte's expense.

6.5 Research Tools and Database Products or Services. With respect to composition of matter of use claims directed to Designated Gene Product(s) owned or controlled by diaDexus and sublicensee(s), diaDexus and sublicensee(s) agrees not to sue or bring any action in any court or administrative agency or any other government authority alleging infringement of said patents as a result of activities of Incyte or its affiliates or (sub)licensee(s) with respect to commercialization of research tools or database products or services, including microarray-based research tools or database products or services, by Incyte or its affiliates or (sub)licensee(s), which would constitute an infringement of said patents, and further, diaDexus and sublicensee(s) agrees to extend such freedom from suit or action to further (sub)licensee(s) of Incyte, its affiliates or licensees with respect to commercialization of research tools or database products or services. Such freedom from suit does not extend to "rDx Kits" or "rDx Services", as granted to diaDexus in the Diagnostics Field of Use.

6.6 Freedom From Suit - Research. In the event diaDexus or its sublicensee(s) develops technology directed to the use of Designated Gene Product(s) as targets in the development of ligands of Gene Product(s) and said technology, or aspects thereof, is ultimately claimed in patents owned or controlled by diaDexus or its sublicensee(s), diaDexus or its sublicensee(s) as the case may be) agrees not to sue or bring any action in any court or administrative agency or any other government authority alleging infringement of said patents as a result of activities of Incyte or its affiliates or (sub)licensee(s) in the Research Field of Use which would constitute an infringement of said patents, and further, diaDexus or its sublicensee(s) as the case may be) agrees to extend such freedom from suit or action to further (sub)licensee(s) of Incyte, its affiliates, licensees or other subscribers of LifeSeq(R) Database Product(s). The foregoing freedom from suit provisions shall only apply with respect to such parties which have executed an agreement which contains an active provision with substantially similar rights to Incyte, its affiliates, licensees and subscribers with respect to any similar patents rights of said affiliates, (sub)licensee or subscriber.

6.7 Notwithstanding anything to the contrary in these Sections 6.5 and 6.6, nothing in this Agreement shall limit diaDexus right to license diaDexus intellectual property with regard to Diagnostic Products.

6.8 Third Party Patents. Subject to the warranties made hereunder as to each party's knowledge of any third party rights that may be infringed by the uses of the Database Information as contemplated herein, the Parties acknowledge that, in order to develop, and/or commercialize one or more Gene Products, they may require license under third party patent rights or such other rights, and it is hereby agreed that it shall be each Party's responsibility to satisfy itself as to the need for such licenses and, if necessary, to obtain such licenses. To the extent that diaDexus obtains any such third party licenses, it shall have no obligation to grant any sublicense or other rights to Incyte or to any third party with respect thereto. To the extent that diaDexus or its sublicensees obtain subsequent to the date of this Agreement licenses to third party patents or other intellectual property that claim rights to the composition of matter of a Gene Product, diaDexus may deduct such license fees and royalties from the royalty on Net Sales due to Incyte but only up to an amount equal to fifty percent (50%) of the royalty otherwise due hereunder for the same payment period and only with respect to royalties payable on an exclusive Therapeutic License or exclusive Antisence License under Incyte Patent Rights for which diaDexus would otherwise be required under Table 4.2 to pay a ***** royalty.

7.0  TERM; TERMINATION

7.1 Term: Termination at Full Term. This Agreement shall commence as of the Effective Date and shall terminate as provided herein.

7.2 Term of License(s). Upon expiration of the Access Term the following provisions shall apply.

     (a) Except as provided below, all of the license(s) granted in the Diagnostic Field of Use Under Sections 3.2 and 3.3 herein shall remain in full force and effect after expiration of the Access Term provided that:
     (i) DiaDexus has deposited such Designated Gene Product(s) into escrow pursuant to Section 2.2.4 prior to termination or expiration of the Access Term, (ii) diaDexus has complied with all of its obligations under Article
     4.0 with respect to such license(s), and (iii) this Agreement has not been terminated by Incyte pursuant to Paragraph 7.3 hereinbelow.


***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     b) Prior to expiration, but not termination, of the Access Term, diaDexus may retain any license that has been procured under Sections 3.1 and/or 3.2, (except in the Diagnostics Field of Use), on a Designated Gene
     Product by Designated Gene Product basis, by paying to Incyte an annual license maintenance fee of Fifteen Thousand Dollars ($15,000) until the earlier of:

     (i) The filing by diaDexus or a diaDexus sublicensee of an IND or foreign equivalent in which case such license shall then extend in perpetuity; or

     (ii) The license is terminated prior to the filing by diaDexus or a diaDexus sublicensee of an IND (or BLA) or equivalent, on a given anniversary of the Access Term.

7.3 Breach. Material failure by either party to comply with any of its obligations under this Agreement shall entitle the other party to give to the party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within ninety (90) days after the receipt of such notice, the notifying party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, immediately to terminate this Agreement by giving notice to the other party. The right of a party to terminate this Agreement, as hereinafter provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

7.4 Accrued Rights Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, or expiration. Upon any termination, relinquishment or expiration of this Agreement, the following provisions will not terminate, but will continue in full force and effect: Articles 5 (confidentiality), 6 (intellectual property), 8 (representations/ warranties), 9 (indemnity), 10 (miscellaneous) and Exhibit A (Escrow), and any licenses or options entered, and any payment obligations thereunder pursuant to diaDexus' rights under Articles 3 and 4.

8.0  REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1 Representations and Warranties. Each party represents and warrants to the other party that:

     (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

     (b) it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

     (c) the execution and delivery of this Agreement and the performance by such party of the transactions contemplated hereby have been duly authorized by all necessary corporate action of such party; and

     (d) except for the governmental and Regulatory Approvals required to market the Product(s) in the given country, the execution, delivery and performance of this Agreement by such party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement by such party does not violate any law, rule or regulation applicable to such party.

8.2 Incyte's Representations. Incyte hereby represents, warrants and covenants to diaDexus as follows:

     (a) to the best of Incyte's knowledge, as of the Effective Date it is the owner, or licensee (with the right to grant sublicenses), of the Incyte Patent Rights and Incyte Know-How, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of an ownership interest with respect to those Incyte Patent Rights and Incyte Know-How owned by Incyte, whatsoever;

     (b) Upon Incyte's receipt of notice of election to option or license a Designated Gene Product under Incyte Patent Rights in the Diagnostic Field of Use, Therapeutic Field of Use, or Antisense Field of Use, Incyte agrees to notify diaDexus of any notice of infringement, claims, judgments or settlements against or owed by Incyte, or any pending or threatened claims or litigation, known to Incyte without undertaking a special investigation, relating to such Incyte Patent Rights (collectively, the "Infringement Notification". In the event of an Infringement Notification, diaDexus shall have the option, in its sole discretion, to rescind its notice of election;

     (c) that (i) the LifeSeq(R) Database Products, will perform in accordance with its documentation and shall have, at a minimum, the functionality described in Exhibits B and C, (ii) that the LifeSeq(R) Database Products do not contain any disabling device, code, computer virus or defect that will with the passage of time or otherwise, impair the functionality or use of the LifeSeq(R) Database Products, and (iii) that the LifeSeq(R) Database Products shall not with respect to any date data which the LifeSeq(R) Database Products use in any manner and any system date which the LifeSeq(R) Database Products use as its current date, malfunction, cease to function, generate incorrect date or produce incorrect results and shall function with respect to leap year calculations. Further in connection with providing date data to and accepting date data from other automated computerized and/or software systems and users via user interfaces, electronic interfaces and data storage, the LifeSeq(R)
     Database Products represent dates without ambiguity as to century. In the event the LifeSeq(R) Database Products are century noncompliant in any respect, Incyte will at no cost to diaDexus within thirty (30) days correct the noncompliance and provide the corrected compliant product to diaDexus. Any such century noncompliance shall not constitute a force majeure; and

        (d) Incyte has the legal right to license and/or sublicense to diaDexus, all third party products set forth in Exhibit C and/or otherwise delivered with the LifeSeq(R) Database Products.

        For purposes of this Section 8.2, the term "to the best of Incyte's knowledge" shall mean in each case Incyte's best knowledge without undertaking any special investigation with respect to such subject matter beyond the scope of those diligent investigations normally performed by Incyte in the course of its own business operations.

8.3 No Conflicting Agreements. Neither party has in effect and after the Effective Date neither party shall enter into any oral or written agreement that would conflict with its obligations under this Agreement.

8.4 Compliance with Law. Each party shall be responsible for compliance with all applicable product safety, product testing, product labeling, package marking, and product advertising laws and regulations with respect to its own activities and Products. Further, diaDexus and Incyte shall each comply with the regulations of the United States and any other relevant nation concerning any export or other transfer of technology, services, or products. The Export Commodity Control Number ("ECCN") for both the LifeSeq(R) Gold Database, PathoSeq Database, and the LifeTools(TM) Product is EAR 99.DBPROducts.

8.5     Disclaimers.

               (a) EXCEPT AS EXPLICITLY STATED HEREIN, NOTHING IN THIS AGREEMENT
                   SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY INCYTE THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE INCYTE PATENT RIGHTS, THAT ANY PATENT WITHIN THE INCYTE PATENT RIGHTS THAT HAS ISSUED OR ISSUES WILL BE VALID, OR THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THAT THE USE OF ANY INCYTE PATENT RIGHTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. INCYTE MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO DIADEXUS' USE OF THE INFORMATION TO BE PROVIDED TO IT HEREUNDER. EXCEPT AS EXPLICITLY STATED HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NOVELTY OR FITNESS OF GENE PRODUCTS OR DATABASE INFORMATION FOR ANY PARTICULAR PURPOSE, ARE EXCLUDED. INCYTE MAKES NO WARRANTY THAT THE DATABASE INFORMATION DOES NOT CONTAIN ERRORS, HOWEVER INCYTE WARRANTS THAT IT USED AND SHALL CONTINUE TO USE PROFESSIONAL SKILL AND CARE IN THE CREATION,

               PREPARATION AND MAINTENANCE OF THE LifeSeq(R) Database Products.

          (b) EXCEPT AS EXPLICITLY STATED HEREIN NEITHER PARTY WILL BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY NATURE ARISING FROM SUCH PARTY'S ACTIVITIES UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER SECTION 9.2 BELOW FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES RECOVERED BY A THIRD PARTY.

9.0  INDEMNITY

9.1 Indemnification by diaDexus. diaDexus shall indemnify, defend and hold Incyte, its affiliates and licensees (other than Incyte) harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) as the result of claims, demands, actions or other proceedings which may be made or instituted by any third party against any of them arising out of (i) a material breach of diaDexus' representations, warranties or covenants under this Agreement, (ii) the development, manufacture, possession, distribution, use, testing, sale or other disposition of any Product by diaDexus or its sublicensees, (iii) products liability arising from the use by any third party of Product(s) sold by or on behalf of diaDexus or its sublicensees, or (iv) the gross negligence, recklessness or intentional misconduct of diaDexus in connection with activities to be performed under this Agreement, except to the extent such losses, liabilities, damages and expenses (including reasonable attorney's fees and costs) resulted from the gross negligence, recklessness or intentional misconduct of Incyte and/or from the activities covered under Section 9.2 (i) and/or (ii).

9.2 Indemnification by Incyte. Incyte shall indemnify, defend and hold diaDexus, and sublicensees harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorney's fees and costs) as the result of claims, demands, actions or proceedings which may be made or instituted by any third party against any of them arising out of
     (i) a material breach of Incyte's representations, warranties or covenants under this Agreement, (ii) the manufacture, possession, distribution, use, testing, sale or other disposition of any product by Incyte, its affiliates or licensees (other than diaDexus or sublicensees), or (iii) the gross negligence, recklessness or intentional misconduct of Incyte or its affiliates in connection with activities to be performed under this Agreement.

9.3 Procedure. A party that intends to claim indemnification under this Article 9 (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of any loss, liability, damage, expense, claim, demand, action or other proceeding in respect of which the Indemnitee or any of its affiliates intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other

     Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee. The indemnity provisions in this Article 9 shall not apply to amounts paid in settlement of any loss, liability, damage, expense, claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor's ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 9. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in action or other proceeding that materially diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee under this Article 9 and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

10.0 MISCELLANEOUS PROVISIONS

10.1 This Agreement shall not become effective until Amendment 4 of the Collaboration and License Agreement among Incyte, diaDexus, and Smith Kline Beecham, ("Amendment No. 4"), as appended hereto as Exhibit I has been fully executed.

10.2 No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, distributorship, employer-employee or joint venture relationship between the Parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

10.3 Assignments. Neither party shall assign any of its rights or obligations hereunder except: (i) as incident to the merger, consolidation, reorganization or acquisition of stock or assets or similar transaction affecting all or substantially all of the assets or voting control of the assigning party; or, in the case of Incyte, to any of Incyte's directly or indirectly wholly owned subsidiaries provided that the assigning party remains liable and responsible for such diaDexus or Incyte subsidiary's performance hereunder, as applicable; (ii) in the case of Incyte, as incident to the acquisition or transfer of the assets affecting all or substantially all of the assets of Incyte's business relating to a given field of use, provided that the acquiring entity or transferee continues to fulfill its obligations hereunder; (iii) with the consent of the other party, which consent shall not be withheld unreasonably. This Agreement shall be binding, upon the successors and permitted assigns of the Parties. Any assignment not in accordance with the above shall be void. To the extent that any assignment by diaDexus hereunder would directly result in an increase in any withholding taxes for which Incyte is responsible under this Agreement, diaDexus shall be responsible for such additional taxes.

      In the event of diaDexus' merger with or acquisition of or by a third party who is not a LifeSeq Subscriber, if such third party's annual R&D expenditures are equal to 50% of diaDexus' annual R&D expenditures, with such R&D expenditures measured for the previous 4 fiscal quarters, annual subscription fees consistent with that of Incyte's other commercial LifeSeq subscriptions with similar access and license rights and similar R&D expenditures shall automatically become applicable commencing on the date of closing of the merger or acquisition and continuing through the balance of the Access Term.

      In no event will diaDexus' LifeSeq(R) Database Product(s) access rights be assignable to a successor or permitted assignee if Incyte's obligations thereunder would increase materially as a result of the assignment (e.g. by having to service additional sites, or where Incyte would incur a material increase in expenses and/or services over those provided to diaDexus hereunder), unless such successor or permitted assign provides appropriate pro-rated adjustment of the access fees, service charges or Incyte costs incurred, and consistent with access fees, service charges or Incyte costs incurred pertaining to comparable database services customers.

10.4 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the names "Incyte" or "diaDexus", or any other trade name or trademark of Incyte or diaDexus or their affiliates in connection with the performance of this Agreement.

10.5 Public Announcements. Incyte and diaDexus may announce the existence of this Agreement, subject to mutual approval of any such announcement, which approval will not be unreasonably withheld. Except as contemplated by the last sentence or as may otherwise be required by law or regulation, neither party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior consent of the other party. If this Agreement is determined to be material to the business of Incyte (or diaDexus) so that its disclosure is required by law or regulation, diaDexus (or Incyte) shall have the right to review and comment of the text of the disclosure prior to its release to the public.

10.6 Entire Agreement of the Parties; Amendments. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, representations, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof, except that the June 30, 1995 Confidential Disclosure Agreement between the parties shall govern disclosures prior to the execution of this Agreement. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties.

10.7 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to the conflicts of law principles thereof. The parties expressly exclude application of the United Nations Convention for the International Sale of Goods. English shall be the governing language of this Agreement.

10.8 Notices and Deliveries. Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by commercial overnight courier, or transmitted by telex telegram or telecopy (facsimile, with confirmed receipt) to the party to whom it is directed at its address shown below or such other address as such party shall have last given by notice to the other party (referred to herein as "notice"). All notices shall be effective upon receipt.

            If to Incyte, addressed to:
                  Incyte Pharmaceuticals, Inc.
                  3174 Porter Drive
                  Palo Alto, CA 94304
                  Attn: General Counsel

            If to diaDexus, addressed to:
                  diaDexus LLC.
                  3303 Octavius Drive
                  Santa Clara, CA 95054
                  Attn: President & Chief Operating Officer

10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Force Majeure. Force Majeure shall mean an Act of God, flood, fire, explosion, earthquake, strike, lockout, casualty or accident, war, civil commotion, act of public enemies, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or any subdivision, authority representative thereof, or the inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those enumerated above, which are beyond the reasonable control of such party, which the party affected has used its reasonable best efforts to avoid, and which prevent, restrict or interfere with the performance by a party of its obligations hereunder. The party affected by Force Majeure shall give notice to the other party promptly in writing and whereupon shall be excused from those obligations hereunder, to the extent of such prevention, restriction or interference, provided that the affected party shall use its commercially reasonable efforts to overcome, avoid or remove such cause(s) of non-performance and shall continue performance whenever such cause(s) is removed with all possible speed. Nothing herein shall be deemed to require any party to settle on terms unsatisfactory to such party with regard to any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority or any litigation by any third party.

10.11 Support. During the Access Term, Incyte shall provide to diaDexus such support services for the LifeSeq(R) Database Products as Incyte provides generally to its customers for the LifeSeq(R) Database Products, including such new releases, enhancements and versions of such LifeSeq(R) Database Products that are included in the definition of "LifeSeq(R) Database Products" a designated contact for questions about the LifeSeq(R) Database Products, and telephone and e-mail support.

10.12 Software Escrow: During the Access Term and any extensions thereto, Incyte shall maintain an escrow arrangement with a reputable escrow agent, reasonably acceptable to diaDexus, to facilitate (a) diaDexus' deposit of information concerning the identity of Gene Product(s) in Use or Used by diaDexus as required under this Agreement and (b) Incyte's deposit of the LifeSeq(R) Database Products, as further described in the Data and Software Access Plan set forth in Exhibit E. Accordingly, Incyte represents that as of the Effective Date, Incyte maintains an escrow with SourceFile, Inc. (the "Escrow Agent") pursuant to the terms and conditions of the escrow agreement set forth in Exhibit A, attached hereto and incorporated herein by reference (the "Escrow Agreement"). Incyte shall add diaDexus as a beneficiary under the Escrow Agreement within fourteen (14) days of the execution of this Agreement by execution of the Form of Acknowledgement and Amendment Number One thereto, comprising Exhibit B-1 of the Escrow Agreement. For the avoidance of doubt, it is expressly understood that it is the LifeSeq(R) Database Products as defined under this Agreement and further described in the Data and Software Access Plan that Incyte shall deposit into escrow, notwithstanding the use of the term "LIFESEQ(TM)" in the Escrow Agreement or any other description contained in Exhibit A of the Escrow Agreement. If for any reason the Escrow Agent does not agree to execute the Form of Acknowledgement and Amendment Number One thereto, comprising Exhibit B-1 to the Escrow Agreement, Incyte, diaDexus shall use best efforts to agree upon a version of Exhibit B-1 to the Escrow Agreement that he Escrow Agent will agree to sign.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

INCYTE PHARMACEUTICALS, INC.

By:    [Signature Illegible]
   ---------------------------------
Name:
     -------------------------------
Title:
      ------------------------------
Date:
     -------------------------------

DIADEXUS, LLC

By:    /s/ P. PLEWMAN
   ---------------------------------
Name:  P. Plewman
     -------------------------------
Title: President & COO
      ------------------------------
Date:  2/17/00
     -------------------------------